Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126752, No. 333-154977 and No. 333-193845 each on Form S-8 and Registration Statement No. 333-188308 on Form S-3 of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of Lazard Ltd and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Lazard Ltd for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

New York, New York

February 25, 2016